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                                                               EXHIBIT   99.4

                           [PR NEWSWIRE NEWSFAX LOGO]



    Fresh Foods, Inc. Finalizes Acquisition of Pierre Foods From Tyson Foods

     CLAREMONT, N.C., June 9 /PRNewswire/ -- Fresh Foods, Inc. (Nasdaq: FOOD) has completed its purchase of the core business of Pierre Foods from Tyson Foods, Inc. (NYSE: TSN) in a move that nearly doubles the size of Fresh Foods.
     The acquisition was finalized today when Fresh Foods paid $122 million in cash to Tyson Foods to acquire the brand name and assets of Pierre Foods and to assume its liabilities. The transaction was initially announced March 9 when Tyson and Fresh Foods, which operated under the name WSMP, Inc. until May 8, signed a letter of intent. Then, on April 10, the companies signed a definitive asset purchase agreement.
     The core portion of Pierre Foods that Fresh Foods acquired represents approximately $150 million in annual revenue. Pierre is primarily engaged in producing and distributing packaged, fully cooked food products to the foodservice and home meal replacement markets. Pierre Foods' current primary customers include a broad cross-section of schools, vending services, warehouse clubs, restaurants, grocery stores, convenience stores, and other foodservice providers across North America.
     This purchase positions Fresh Foods as a leading fully integrated producer and marketer of fully cooked branded and private label meat products and packaged microwaveable sandwiches. It provides these products to both the foodservice and home meal replacement markets. The purchase also is the culmination of a 10-year partnership, during which Pierre was Fresh Foods' largest customer.
     "The acquisition of Pierre combines two strong management teams with diverse experience in food processing, which will be very important as we devote our efforts to the successful integration of Pierre into our total company," said David R. Clark, president and chief operating officer of Fresh Foods.
     Pierre Foods will operate as a wholly owned subsidiary of Fresh Foods, Inc. and will comprise plants in Cincinnati, Ohio and Claremont, North Carolina. It is headed by Norbert E. "Norb" Woodhams, who has spent 30 years in the foodservice business and who had served as president of Hudson Specialty Foods, including Pierre Foods, since 1994. Three of Pierre's other senior executives each have in excess of 20 years experience with Pierre.
     "One of the important reasons that this acquisition is such a great fit is the excellent working relationship we have had with Pierre Foods and Norb for years," said James C. Richardson, Jr., Fresh Foods' vice chairman and chief executive officer. "Our new management team has complementary skills in product development, production, quality control, sales, and marketing. We expect the infusion of the management talent headed by Norb will help us expand our range of opportunities."
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    Richardson also said, "Our Pierre subsidiary plans to continue to develop and expand licensing agreements with nationally recognized restaurant chains to produce and distribute ready-to-eat products marketed under restaurant brands. We have recently entered into licensing agreements to produce and market microwaveable Hardee's, Checkers, Rally's, and Nathan's Famous sandwiches and to market Green Burrito products through our existing distribution channels."
    Pierre Foods, which is based in Cincinnati, Ohio, had been a part of Tyson Foods only since January 9, 1998, when Tyson acquired Hudson Foods, Inc. Pierre was founded in 1946 and for many years operated independently before becoming a part of Hudson Foods in 1990.
    In addition to its Pierre Foods, LLC subsidiary, Fresh Foods is comprised of other subsidiaries including Claremont Restaurant Group, LLC and Mom 'n' Pop's Country Ham, LLC.
    Through its restaurant subsidiary, the company owns and operates 61 restaurants and franchises an additional 42 units. It owns and operates 40 Sagebrush(R) Steakhouse and Saloon restaurants, which provide family-oriented, full-service, casual dining in an atmosphere suggestive of a Texas roadhouse. The company also owns and operates 16 Western Steer(R) and four Prime Sirloin(R) locations, which are family steakhouses using a "buffet and bakery" format, and one Bennett(TM) barbecue-style restaurant. The franchised locations are Western Steer, Prime Sirloin, and Bennett's units.

SOURCE  Fresh Foods, Inc.
    -0-                           06/09/98
    /CONTACT: James E. "Jamie" Harris, Executive Vice President and Chief Financial Officer, Fresh Foods, Inc., 828-459-7626/
    /Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 964375/
    (FOOD TSN)